UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 24, 2007
Advanced Energy Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26966 (Commission File Number)	84-0846841 (IRS Employer Identification No.)

1625 Sharp Point Drive, Fort Collins, Colorado	80525
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (970) 221-4670

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On October 24, 2007, Joseph R. Bronson resigned as a director of Advanced Energy Industries, Inc. (“AEI”), effective as of October 26, 2007. Mr. Bronson cited his recent appointment as President and Chief Operating Officer of Sanmina-SCI Corporation and confirmed that his resignation is not due to any disagreement on any matter relating to AEI’s operations, policies or practices. Mr. Bronson and AEI have entered into an agreement (the “Advisor Agreement”) pursuant to which Mr. Bronson has agreed to provide between 25 and 50 hours per quarter of advisory services to the Chief Executive Officer of AEI following his resignation, as and when requested by the Chief Executive Officer. Mr. Bronson will not receive any cash compensation, nor will he be granted any additional stock options, restricted stock units or other equity awards for such advisory services; however, options and restricted stock units held by Mr. Bronson immediately prior to his resignation as a director of AEI will continue to vest and be exercisable, as applicable, until he ceases to provide advisory services to AEI under the terms of the Advisor Agreement. AEI and Mr. Bronson each may terminate the Advisor Agreement, for any reason or for no reason, upon 30 days’ prior written notice to the other party.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced Energy Industries, Inc.
Date: October 29, 2007	/s/ Lawrence Firestone
Lawrence Firestone Executive Vice President and Chief Financial Officer